Exhibit 99.1

The Men’s Wearhouse, Inc. News Release

For Immediate Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON – April 28, 2006 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share on the Company’s common stock, payable on June 30, 2006 to shareholders of record at the close of business on June 20, 2006.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 723 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
For additional information, please visit the company’s website at www.menswearhouse.com.
CONTACT: Neill Davis, Men’s Wearhouse (713) 592-7200
        Ken Dennard, DRG&E (713) 529-6600
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